SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Age of 1934

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☒           Definitive Proxy Statement

☐            Definitive Additional Materials

☐            Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Vail Banks, Inc.
(Name of Registrant as Specified in Its Charter)

                                   N/A
(Name of Person(s) Filing Proxy Statement)

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108 South Frontage Road West, Suite 101
Vail, CO  81657
970-476-2002
970-476-0200/Facsimile

April 25, 2002

Dear Fellow Shareholders:

            It is my pleasure to invite you to attend the 2002 Annual Meeting of Shareholders of Vail Banks, Inc. which will be held Monday, May 20, 2002 at 10:00 a.m. at the Sonnenalp Resort of Vail, 82 East Meadow Drive, Vail, Colorado.  The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business that will be discussed during the meeting.  A copy of Vail Banks’ Form 10-K, which contains audited financial statements and certain other information about Vail Banks’ business, is also enclosed.

            To be sure that your vote is counted, we urge you to carefully review the Proxy Statement and vote your choices on the enclosed proxy card as soon as possible.  If you wish to attend the meeting, any ballot that you submit at the meeting will override your proxy.

            On behalf of the management, associates and directors of Vail Banks, Inc., I want to thank you for your continued support.

Sincerely, /s/ Lisa M. Dillon Lisa M. Dillon President

108 South Frontage Road West, Suite 101
Vail, Colorado 81657

___________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

___________________________________________________

To be Held on May 20, 2002

            The annual meeting of shareholders of Vail Banks, Inc. (“Vail Banks”) will be held onMonday,May 20, 2002 at 10:00 a.m. at the Sonnenalp Resort of Vail, 82 East Meadow Drive, Vail, Colorado, for the purposes of considering and voting upon:

  The election of six directors whose terms will expire in 2005;

  To ratify an amendment to Vail Banks’ Amended and Restated Stock Incentive Plan (the “Plan”) to increase the number of shares of Common Stock that are available for the grant of awards under the Plan to 1,000,000 shares and to provide for certain other annual increases in available shares of Common Stock under the Plan;

  The ratification of Dalby Wendland & Co. P.C. as Vail Banks’ independent accountants for fiscal year 2002; and

  Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

            Only shareholders of record at the close of business on April 1, 2002 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

            A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith.  Please sign, date, and return the Proxy promptly in the enclosed business reply envelope.  If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.

By Order of the Board of Directors, /s/ Lisa M. Dillon Lisa M. Dillon President

April 25, 2002

Whether Or Not You Expect To Be Present At The Annual Meeting, Please Fill In, Date, Sign, And Promptly Return The Enclosed Proxy Card In The Enclosed Business Reply Envelope, Which Requires No Postage If Mailed In The United States.  The Proxy May Be Revoked At Any Time Prior To Exercise, And If You Are Present At The Annual Meeting, You May, If You Wish, Revoke Your Proxy At That Time And Exercise The Right To Vote Your Shares Personally.

108 South Frontage Road West
Vail, Colorado 81657

_____________________

PROXY STATEMENT

_____________________

            This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vail Banks, Inc. (“Vail Banks”) for use at the Annual Meeting of Shareholders (“Annual Meeting”) of Vail Banks to be held on May 20, 2002, and any postponement, adjournments, or adjournment thereof, for the purposes set forth in the accompanying notice of the meeting.  The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by Vail Banks.  Copies of solicitation materials may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of Vail Banks’ common stock, and normal handling charges may be paid for such forwarding services.  In addition to solicitations by mail, directors and regular employees of Vail Banks may solicit Proxies in person or by telephone.  It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on April 25, 2002.

            The record of shareholders entitled to vote at the Annual Meeting was taken as of the close of business on April 1, 2002.  On that date, Vail Banks had outstanding and entitled to vote 5,871,656 shares of common stock, par value $1.00 per share (the “Common Stock”).  Holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors.

            Any Proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities.  In addition, any Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering an instrument revoking it or a duly executed Proxy bearing a later date to the Secretary of Vail Banks.  If the Proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon.  If the Proxy is returned but no choice is specified thereon, it will be voted for all the persons listed under the caption “Information About Nominees For Director and Continuing Director – Nominees for Directors Whose Terms Expire in 2005” and for approval of the amendment to Vail Banks’ Amended and Restated Stock Incentive Plan, as described below (the “Amendment”).

            A copy of the Vail Banks’ 2001 Annual Report to shareholders (including the Vail Banks’ Annual Report on Form 10-K) is being furnished herewith to each shareholder of record as of the close of business on April 1, 2002.  Additional copies of the 2001 Annual Report to shareholders will be provided free of charge upon written request to:

Lisa M. Dillon
Vail Banks, Inc.
108 South Frontage Road West
Vail, Colorado 81657

            Copies of any exhibits to Vail Banks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2001 will also be furnished on request and upon payment of Vail Banks’ expenses in furnishing the exhibits.

BENEFICIAL OWNERSHIP OF SECURITIES

            The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of February 28, 2002 by (1) each person known to Vail Banks to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (2) each director of Vail Banks; (3) each of our most highly compensated executive officers; and (4) all directors and executive officers of Vail Banks as a group.  Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned.

	Shares Beneficially Owned(1)
Beneficial Owner	Number	Percent

E.B. Chester, Jr.(2)(3)............................................................	1,336,028	22.28%
Kay H. Chester(3)(4).............................................................	1,218,248	20.72
Byron A. Rose(5)..................................................................	273,951	4.66
Lisa M. Dillon(6)...................................................................	224,791	3.76
Donald L. Vanderhoof(7).....................................................	188,735	3.21
Jack G. Haselbush(8)............................................................	156,020	2.66
James M. Griffin(9)................................................................	108,697	1.85
Martin T. Hart(10).................................................................	86,715	1.48
Dan E. Godec(11)..................................................................	86,240	1.46
George N. Gillett, Jr...............................................................	85,000	1.45
Peter G. Williston(12)...........................................................	56,836	*
Garner F. Hill II(13)...............................................................	45,500	*
James G. Flaum(14)...............................................................	20,151	*
S. David Gorsuch(15)...........................................................	18,857	*
Robert L. Knous, Jr.(16).......................................................	14,085	*
Kent Myers(17).....................................................................	9,325	*
Dennis R. Devor(18).............................................................	2,000	*
All directors and executive officers as a group (17 persons)(19)	2,720,056	43.97%

________________________

     *         Denotes less than 1%

(1)

The percentages shown are based on 5,871,656 shares of Common Stock outstanding on February 28, 2002 which includes, as to each person and group listed, the number of shares of Common Stock deemed owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assuming the exercise of options held by such holder that are exercisable within 60 days of February 28, 2002.

(2)

Includes (a) 431,627 shares owned by Mr. Chester’s wife, Kay H. Chester, as to which he disclaims beneficial ownership (b) 7,730 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan and (c) currently exercisable options for 124,905 shares.

(3)	Mr. and Mrs. Chester’s address is care of Vail Banks, Inc., 108 South Frontage Road West, Suite 101, Vail, Colorado 81657.
(4)	Includes (a) 779,496 shares beneficially owned by Mrs. Chester’s husband, E.B. Chester, Jr., as to which she disclaims beneficial ownership and (b) currently exercisable options for 7,125 shares.
(5)	Includes currently exercisable options for 7,125 shares.
(6)	Includes (a) 331 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan and (b) currently exercisable options for 98,905 shares.

(7)	Includes (a) currently exercisable options for 2,125 shares and (b) 25,570 shares owned by Mr. Vanderhoof’s wife, Eddie Vanderhoof, as to which he disclaims beneficial ownership.
(8)	Includes (a) 20,274 shares held by Haselbush Enterprises, LLP of which Mr. Haselbush is a general partner and (b) currently exercisable options for 250 shares.
(9)	Includes currently exercisable options for 7,125 shares.
(10)	Includes currently exercisable options for 7,125 shares.
(11)	Includes (a) 3,800 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan and (b) currently exercisable options for 26,881 shares.
(12)	Includes (a) 1,205 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan and (b) currently exercisable options for 2,500 shares.
(13)	Includes currently exercisable options for 1,000 shares.
(14)	Includes (a) 4,260 shares owned jointly with Mr. Flaum’s wife, Ronna J. Flaum and (b) currently exercisable options for 7,125 shares
(15)	Includes currently exercisable options for 7,125 shares.
(16)	Includes currently exercisable options for 7,125 shares.
(17)	Includes currently exercisable options for 7,125 shares.
(18)	Includes currently exercisable options for 1,000 shares.
(19)	Includes currently exercisable options for 314,566 shares.

NOMINATION AND ELECTION OF DIRECTORS
(Item Number 1 on the Proxy Card)

            The Amended and Restated Articles of Incorporation of Vail Banks provide that the Board of Directors shall consist of not less than ten but no more than eighteen directors.  Currently, there are sixteen directors, thirteen of whom are non-employee directors.  The Board of Directors is divided into three classes of directors serving staggered three-year terms: Six directors are to be elected at the annual meeting for a three-year term expiring at the annual meeting in 2005 and until his or her successor is elected and qualified.  The Board has nominated Kay H. Chester, James G. Flaum, Dan E. Godec, Robert L. Knous, Jr., Byron A. Rose and Donald L. Vanderhoof, constituting Class I, for re-election to the three-year term expiring in 2005.  Ten directors are serving terms that extend beyond the annual meeting.  Information on the nominees and the continuing directors is set forth below.

            Each Proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder.  If no specification is made, the Proxy will be voted for the re-election of the nominees.  In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the Proxy be voted for more than six nominees.  Management of Vail Banks has no reason to believe that the nominees will not serve if elected.

            Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present.  A majority of the votes entitled to be cast on a matter by a class of stock which votes as a separate class constitutes a quorum.  An abstention and a broker non-vote would be included in determining whether a quorum is present at a meeting, but would not have an effect on the outcome of a vote.

INFORMATION ABOUT NOMINEES
FOR DIRECTOR AND CONTINUING DIRECTORS

            The following information as of February 8, 2002 has been furnished by the nominees for director and the continuing directors.  Except as otherwise indicated, the nominees and the continuing directors have been or were engaged in their present or last principal employment, in the same or a similar position, for more than five years.

Name (Age)	Information About the Nominees and the Continuing Directors

Nominees for Directors Whose Term Will Expire in 2005

Kay H. Chester (55)	Mrs. Chester has been a director of Vail Banks since 1993 and a director of WestStar since 1992. She has been active in investing since 1989.
James G. Flaum (57)

Mr. Flaum has been a director of Vail Banks and WestStar since 1996.  Mr. Flaum has been the President of Slifer, Smith & Frampton/Vail Associates Real Estate, a real estate firm, since 1997.  He started his career with Slifer, Smith & Frampton/Vail Associates Real Estate in 1987.

Dan E. Godec (46)

Mr. Godec became a director of Vail Banks in July 2000.  Mr. Godec has served as the President and a director of WestStar since 1999 and as Chief Executive Officer of WestStar since 2000.  Prior to becoming President of WestStar, Mr. Godec served as Senior Executive Vice President of WestStar from January to April 1999 and served as the Executive Vice President of WestStar from January 1996 to January 1999.

Robert L. Knous, Jr. (54)	Mr. Knous has been a director of Vail Banks and WestStar since 1997. He is a partner of East West Partners, a real estate development company, where he has worked since 1993.
Byron A. Rose (60)	Mr. Rose has been a director of Vail Banks since 1993 and a director of WestStar since 1989. Mr. Rose, who retired in 1987, served as a Managing Director of Morgan Stanley & Co. from 1978 to 1987.
Donald L. Vanderhoof (70)

Mr. Vanderhoof has served as a director of Vail Banks since 1998.  From 1998 until 2001 Mr. Vanderhoof served as a Senior Executive Vice President of WestStar.  Mr. Vanderhoof was formerly the Chairman of Glenwood Independent Bank, where he had been employed since 1956.

Directors Whose Terms Expire in 2003

Dennis R. Devor (51)	Mr. Devor became a director in 1999, following the merger with Telluride. Mr. Devor is an attorney in Montrose, Colorado and has previously served on other bank boards.
Lisa M. Dillon (48)

Ms. Dillon has served as the President and director of Vail Banks since 1993.  Ms. Dillon, who started her career with WestStar Bank in 1979, served as President of WestStar from 1989 to 1999, and has served as Chief Executive Officer from 1989 to 2000 and a director of WestStar since 1989.

George N. Gillett, Jr. (63)

Mr. Gillett became a director of Vail Banks and WestStar Bank in January 2001.  Since the early nineties Mr. Gillett has owned and served as President of Booth Creek Management Corp., a company which has investments in a wide variety of businesses.  He also currently serves on the board of directors of Booth Creek Ski Group, Inc.

Jack G. Haselbush (55)

Mr. Haselbush became a director of Vail Banks in July 2000 following the acquisition of Estes Bank Corporation.  Mr. Haselbush has also served as a strategic advisor to Vail Banks and WestStar Bank from 2000 to 2001.  Prior to the acquisition of Estes Bank Corporation in July 2000, Mr. Haselbush was the Chairman and Chief Executive Officer of United Valley Bank, the wholly owned subsidiary of Estes Bank Corporation.

Kent Myers (52)

Mr. Myers has been a director of Vail Banks and WestStar since 1997.  Mr. Myers is currently a self-employed consultant.  From December 2000 to December 2001, Mr. Myers was an Executive Manager for Resort Data Processing, Inc., a software company.  From 1998 to 2001, Mr. Myers was the co-owner and Managing Partner of The Klein Group LLC, a local mortgage bank.  He previously served as Senior Vice President and Chief Operating Officer of Vail Resorts, a resort management company, where he worked from 1988 to 1997.

Directors Whose Terms Expire in 2004

E.B. Chester, Jr. (59)

Mr. Chester, who formed Vail Banks through a series of acquisitions, has served as Chairman of the Board of Directors of Vail Banks since 1993 and the Chairman of the Board of Directors of WestStar since 1989.  Currently, Mr. Chester also serves as Chief Executive Officer and Chairman of the Board of Directors of Camp International, Ltd., a supplier of database services to the commercial aviation industry, and as Manager of King Creek Ranch LLC, a ranching business.

S. David Gorsuch (63)	Mr. Gorsuch has been a director of Vail Banks since 1993 and has been a director of WestStar since 1977. Mr. Gorsuch is the President of Gorsuch Ltd., a retail clothing and ski equipment business.
James M. Griffin (55)

Mr. Griffin has been a director of Vail Banks since 1993.  Mr. Griffin was employed by the Estee Lauder Companies beginning in 1979.  Before retiring from the company in 1996, he served as Executive Vice President and Chief Operating Officer of Lauder Investments Inc., an investment company affiliated with the Estee Lauder Companies.  Since 1996 he has been an independent investor.  Mr. Griffin serves on the Board of Directors of Andrea Electronics Corp., a developer of hardware and software microphone technologies.

Martin T. Hart (66)

Mr. Hart has been a director of Vail Banks since 1997.  Since 1969, Mr. Hart has been an independent investor.  Mr. Hart is also a director of T. Netix, PJ America Inc., MassMutual Participation Investors, Schuler Homes, Inc., and ValueClick.

Garner F. Hill II (64)

Mr. Hill became a director of Vail Banks in January 1999, following the merger with Telluride Bancorp, Ltd.  Mr. Hill is currently a self-employed investor and the Vice President of Ferris Corporation, a company involved in real estate.  Mr. Hill served as the Chairman of the Board of Telluride Bancorp and the Bank of Telluride from 1988 through 1998 and served as the Chairman of the Board of Western Colorado Bank from 1991 through 1998.

Mr. and Mrs. Chester are husband and wife.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the nominees.

APPROVAL OF THE AMENDMENT TO THE
AMENDED AND RESTATED STOCK INCENTIVE PLAN
(Item Number 2 on the Proxy Card)

Purpose of the Amendment to the 2000 Stock Incentive Plan

            On June 25, 1998 the Board of Directors adopted the Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) and on August 28, 1998 the shareholders of Vail Banks approved the Stock Incentive Plan.

            During 2001, Vail Banks repurchased a portion of its outstanding shares of Common Stock.  These repurchases lowered the amount of shares issued and outstanding and as a result lowered the amount of shares reserved for issuance under the Stock Incentive Plan.  Due to this reduction in shares reserved under the Stock Incentive Plan and the depletion of the existing reserved shares, on January 21, 2002, the Board of Directors voted to amend the Stock Incentive Plan, subject to shareholder ratification, to increase the number of the shares of Common Stock reserved for issuance under the Stock Incentive Plan from fifteen percent (15%) of the total issued and outstanding shares as of the date of each grant of an award under the Stock Incentive Plan, which as of February 28, 2002 is 880,748 shares, to 1,000,000 shares. The Board of Directors also voted to amend the Stock Incentive Plan to provide that commencing on January 1, 2003 and on each January 1 thereafter ending on January 1, 2007, an additional number of shares shall be added to the total shares reserved for issuance equal to twenty percent (20%) of the increase in the total issued and outstanding shares as of such January 1st date over the number of issued and outstanding shares on the immediately preceding January 1st.  As of February 28, 2002, options for 676,168 shares of Common Stock and restricted stock awards for 178,784 shares of Common Stock were outstanding under the Stock Incentive Plan.

            The Board of Directors is recommending that Vail Banks’ shareholders ratify the amendment to the Stock Incentive Plan to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the requirements of the Stock Incentive Plan.  See “Compliance with Section 162(m) of the Internal Revenue Code” below.  The amendment to the Stock Incentive Plan, if ratified by shareholders, will be effective as of January 21, 2002.  The Stock Incentive Plan, as amended, will remain in effect until June 25, 2008, unless it is terminated by the Board at an earlier date.

            The Board of Directors believes that the Stock Incentive Plan plays an integral role in Vail Banks’ ability to attract and retain key employees and directors and to provide incentives for such persons to promote Vail Banks’ financial success.  The following description of the material features of the Stock Incentive Plan is a summary and is qualified in its entirety by reference to the Stock Incentive Plan, a copy of which will be provided to any shareholder upon written request to Vail Banks.  The Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

General

            Awards granted under the Stock Incentive Plan may be “incentive stock options” (“ISOs”), as defined in Section 422 of the Code, “nonqualified stock options” (“NQSOs”), shares of Common Stock subject to terms and conditions set by the Board of Directors (“restricted stock” or “stock awards”), or performance shares awards.

            The Compensation Committee of the Board of Directors (the “Committee”) or its designee, generally has discretion to set the terms and conditions of grants and awards in a manner consistent with the Stock Incentive Plan, including conditions on the exercisability of all or a part of an option, restrictions on transferability and vesting provisions on restricted stock or performance share awards and the duration of the awards; to select the persons who receive such grants and awards; and to interpret and administer the Stock Incentive Plan.  The maximum number of shares of Common Stock with respect to which awards may be granted under the Stock Incentive Plan is 1,000,000 shares, subject to an annual adjustment of a percentage of the increases in outstanding shares.  The Board of Directors may at any time amend or terminate the Stock Incentive Plan, subject to applicable laws and shareholder approval requirements.  Vail Banks will pay the administrative costs of the Stock Incentive Plan.  All employees and directors are currently eligible to receive awards under the Stock Incentive Plan.  As of February 28, 2002 the aggregate market value (based on the closing sale price of the Common Stock on the Nasdaq National Market) of the Common Stock underlying the outstanding options and restricted stock awards was $10,233,775.

Description of Awards

            Options.  ISOs may be granted to employees and NQSOs may be granted to employees, directors or any other person who performs services for Vail Banks or a subsidiary who has been determined by the Committee to contribute significantly to the profits or growth of Vail Banks (“Participants”).  The option price for each ISO and NQSO may not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option.  ISOs are also subject to certain limitations, including the requirement that such options may not be granted to Participants who own more than 10% of the combined voting power of all classes of voting stock (a “Principal Shareholder”) of Vail Banks, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, and the option may not be exercisable more than five years from its date of grant.

            Full payment of the option price must be made when an option is exercised.  The purchase price may be paid in cash or in such other form of consideration as the Committee may approve, which may include shares of Common Stock valued at their fair market value on the date of exercise, or by any other means which the Committee determines to be consistent with the Stock Incentive Plan’s purpose and applicable law.  A Participant will have no rights as a shareholder with respect to the shares subject to his option until the option is exercised.  No Participant may be granted ISOs which are first exercisable in any calendar year for Common Stock having an aggregate fair market value that exceeds $100,000.  The maximum number of shares for which options (ISOs and NQSOs) may be granted to any individual during any calendar year is 100,000 shares, subject to anti-dilution and similar provisions.

            Restricted Stock; Stock Awards.  Participants may also be awarded shares of Common Stock pursuant to a stock award.  The Committee, in its discretion, may prescribe that a Participant’s rights in a stock award shall be nontransferable or forfeitable or both unless certain conditions are satisfied.  These conditions may include, for example, a requirement that the Participant continue employment with Vail Banks for a specified period.  In addition, the restrictions may lapse incrementally.

            At the time a grant of restricted stock is made, the Committee shall establish a period or periods of time (the “Restricted Period”) applicable to such grant.  Subject to certain provisions, at the end of the Restricted Period, all restrictions shall lapse and the restricted stock shall vest in the Participant.  The Committee may, in its discretion, shorten or terminate the Restricted Period, or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the restricted stock at any time after the date the grant is made.

            Upon a grant of restricted stock, a stock certificate representing the number of shares of restricted stock granted to the Participant shall be registered in the Participant’s name and shall be held in custody by Vail Banks or a bank selected by the Committee for the Participant’s account.  Following such registration, the Participant shall, subject to certain restrictions, have the rights and privileges of a shareholder as to such restricted stock, including the right to receive dividends and to vote such restricted stock, except that the right to receive cash dividends shall be the right to receive such dividends either in cash currently or by payment in restricted stock, as the Committee shall determine.

            Performance Share Awards.  The Stock Incentive Plan also provides for the award of performance shares.  A performance share award entitles the Participant to receive a payment equal to the fair market value of a specified number of shares of Common Stock if certain performance standards are met.  For grants to named executive officers, the Committee shall select among the following performance measures: return on equity or assets, growth in equity or assets, increase in book value, return on capital, economic value added and increase in the fair market value of shares.  The Committee will prescribe the requirements that must be satisfied before a performance share award is earned.  To the extent that performance shares are earned, the obligation may be settled in cash, in Common Stock or by a combination of the two.

            No Participant shall have, as a result of receiving a performance share award, any rights as a shareholder until and to the extent that the performance shares are earned and Common Stock is transferred to such Participant.  If the award agreement so provides, a Participant may receive a cash payment equal to the dividends that would have been payable with respect to the number of shares of Common Stock covered by an award between (a) the date that the performance shares are awarded and (b) the date that a transfer of Common Stock to the Participant, cash settlement, or combination thereof is made pursuant to the performance share award.  The maximum number of shares that may be awarded a Participant under a performance share award in a calendar year is 100,000 shares.

Termination of Awards.

            The terms of an award may provide that it will terminate, among other reasons, upon the holder’s termination of employment or other status with Vail Banks or its subsidiaries, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change in control.  Also, the Committee may, within the terms of the Stock Incentive Plan, provide in the award agreement for the acceleration of vesting for any of the above reasons.

Compliance with Section 162(m) of the Internal Revenue Code

            Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the Chief Executive Officer or any of the four most highly compensated executive officers other than the Chief Executive Officer (the “Named Executive Officers”).  Compensation realized with respect to stock options, including upon exercise of a NQSO or upon a disqualifying disposition of an ISO, as described below under “Certain Federal Income Tax Consequences”, will be excluded from this deduction limit if it satisfies certain requirements, including a requirement that the Stock Incentive Plan be approved by Vail Banks’ shareholders.

Certain Federal Income Tax Consequences

            Options. Under current tax law, a holder of an ISO under the Stock Incentive Plan does not, as a general matter, realize taxable income upon the grant or exercise of the ISO.  (Depending upon the holder’s income tax situation, however, the exercise of the ISO may have alternative minimum tax implications.)  In general, a holder of an ISO will only recognize income at the time that Common Stock acquired through exercise of the ISO is sold or otherwise disposed of.  In that situation, the amount of income that the optionee must recognize is equal to the amount by which the value of the Common Stock on the date of the sale or other disposition exceeds the option exercise price.  If the optionee disposes of the stock after the required holding period—that is, no earlier than a date that is two years after the date of grant of the option and one year after the date of exercise — the income is taxed as capital gains.  If disposition occurs prior to expiration of the holding period, the optionee will recognize ordinary income equal to the difference between the fair market value of the shares at the exercise date and the option exercise price; any additional increase in the value of option shares after the exercise date will be taxed as capital gain.  Vail Banks is entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

            An optionee will not realize income when an NQSO option is granted to him or her.  Upon exercise of such option, however, the optionee must recognize ordinary income to the extent that the fair market value of the Common Stock on the date the option is exercised exceeds the option exercise price.  Any such gain is taxed in the same manner as ordinary income in the year the option is exercised.  Thereafter, any additional gain recognized upon the disposition of the shares of stock obtained by the exercise of an NQSO will be taxed as short or long-term capital gain, depending on the optionee’s holding period.  Vail Banks will not experience any tax consequences upon the grant of an NQSO, but will be entitled to take an income tax deduction equal to the amount that the option holder includes in income (if any) when the NQSO is exercised.

            Stock Awards; Restricted Stock.  With respect to outright grants of Common Stock under the Stock Incentive Plan that are not subject to restriction, Vail Banks is of the opinion that the Participant will realize compensation income at the time of grant in an amount equal to the fair market value of the Common Stock less any amount paid for such Common Stock.  Vail Banks is also of the opinion that it will be entitled to a deduction under the Code in the amount and at the time that compensation income is realized by the Participant.

            With respect to the grant of restricted stock under the Stock Incentive Plan, Vail Banks is of the opinion that the Participant will realize compensation income in an amount equal to the fair market value of the restricted stock, less any amount paid for such restricted stock, at the time when the Participant’s rights with respect to such restricted stock vest, unless the Participant elected, pursuant to a special election provided in the Code, to be taxed on the restricted stock at the time it was granted.  Dividends paid to the Participant during the Restricted Period will be taxable as compensation income, rather than as dividend income, unless the election referred to above was made.  Vail Banks is also of the opinion that it will be entitled to a deduction under the Code in the amount and at the time that compensation income is realized by the Participant.

            Performance Share Awards.  Unless an election is made under Section 83(b) of the Code, a Participant will recognize income on account of the settlement of a performance share award.  The amount of such income will be equal to any cash that is paid and the fair market value of Common Stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award, and Vail Banks will generally be entitled to claim a deduction of such amount for tax purposes.

Stock Incentive Plan Benefits

            The table below shows, for the indicated groups, the number of options and shares of restricted stock granted under the Stock Incentive Plan and outstanding as of February 28, 2002.

Amended and Restated Stock Incentive Plan

Name and Position	Number of Options and Restricted Stock
E.B. Chester, Jr., Chairman	197,476
Lisa M. Dillon, President	153,169
Peter G. Williston, Senior Executive Vice President and Chief Financial Officer	36,320
Dan E. Godec, President and Chief Executive Officer of WestStar Bank	76,201
All current executive officers as a group (4 persons)	463,166
All non-executive officer directors as a group (13 persons) (1)	95,000
All employees, including officers who are not executive officers, as a group (65 persons)	199,411

_____________________
(1)        Includes five nominees for director who collectively have been granted 45,000 options.  The total number of options and shares of restricted stock granted to the six nominees for director (which includes one executive officer) is 121,201.

            Other than E.B. Chester, Chairman of the Board, and Kay Chester, a director, who are married, the only other associates of any executive officer, director or nominee for director who have been granted options under the Stock Incentive Plan are Clifton W. Chester, the son of Mr. and Mrs. Chester who serves as a Vice President of WestStar Bank, who received 500 options and Joseph S. Dillon, the brother of Lisa Dillon who served as the Chief Financial Officer of Vail Banks from June 1998 to April 1999, who received 6,000 options.

            As of February 28, 2002, options for 676,168 shares and restricted stock awards for 178,784 shares of Common Stock were outstanding under the Stock Incentive Plan, of which awards for 19,988 shares are subject to the ratification by the shareholders of the amendment to the Stock Incentive Plan.  The Company anticipates granting awards for these 19,988 shares outside of the Stock Incentive Plan if the shareholders do not ratify the amendment to the Stock Incentive Plan.  The number of other options and awards that may be granted in the future to eligible Participants is not currently determinable.

Recommendation of the Board

The Board of Directors, which unanimously approved the Stock Incentive Plan, recommends a vote “FOR” approval of the amendment to the Stock Incentive Plan.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
(Item Number 3 on the Proxy Card)

            The Board of Directors has selected Dalby Wendland & Co., P.C. (“Dalby Wendland”) to audit Vail Banks’ financial statements and other corporate records for fiscal year 2002.  Vail Banks’ shareholders are asked to ratify the selection of Vail Banks’ independent accountants.  Representatives of Dalby Wendland are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire, and are expected to be available to respond to questions of the shareholders.  The affirmative vote of a majority of shares present, in person or represented by proxy, and entitled to vote at the annual meeting is required to ratify the appointment of Dalby Wendland as Vail Banks’ independent public accountants.  See “Information Concerning Vail Banks’ Accountants.”

Recommendation of the Board

            The Board of Directors recommends a vote “FOR” ratification of Dalby Wendland as Vail Banks’ independent public accountants.

EXECUTIVE COMPENSATION

            The following table sets forth certain information for each of our last three fiscal years concerning compensation paid to our most highly compensated executive officers who were employed during fiscal year 2001.  We refer to these individuals elsewhere in this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation		Long-Term Compensation		All Other Compen- sation
		Salary and Directors Fees	All Other Annual Compen- sation	10 Year Vesting Restricted Stock Awards(1)	Securities Underlying Options/ SAR
E.B. Chester, Jr., Chairman	2001 2000 1999	$208,000 $203,300 $208,400	* * *	$427,448(3) $ 43,204(4) $192,003(5)	0 0 23,810	$ 5,179(6) $ 3,691(7) $ 3,472(8)
Lisa M. Dillon, President	2001 2000 1999	$156,000 $153,500 $158,400	* * *	$320,589(3) $ 33,405(4) $109,998(5)	0 0 23,810	$ 4,980(6) $ 3,037(7) $ 2,898(8)
Peter G. Williston, Senior Executive Vice President and Chief Financial Officer (2)	2001 2000	$136,000 $130,000	* *	$279,485(3) $ 14,002(4)	0 10,000	$ 4,190(6) $ 231(7)
Dan E. Godec, President and Chief Executive Officer of WestStar Bank	2001 2000 1999	$140,000 $135,000 $125,000	* * *	$288,532(3) $ 29,397(4) $111,457(5)	0 14,762 6,000	$ 4,569(6) $ 2,038(7) $ 2,976(8)

_____________________
*       Does not meet the Securities and Exchange Commission’s threshold for disclosure.

(1)

Awards of restricted stock vest in increments of 10% per year.  As of December 31, 2001, 52,280 shares of restricted stock were held by various executive officers of Vail Banks with an aggregate value of $569,852 (based on the closing price of our common stock on the Nasdaq National Market on December 31, 2001).  Outstanding shares of restricted stock are entitled to receive dividends when and if declared on Vail Banks’ common stock.

(2)	Mr. Williston became Senior Executive Vice President and Chief Financial Officer of Vail Banks in July 2000.
(3)

On January 24, 2002, Vail Banks granted to E.B. Chester, Jr. 38,165 shares, Lisa Dillon 28,624 shares, Peter Williston 24,954 shares and Dan Godec 25,761 shares of restricted stock in connection with services rendered in fiscal year 2001.  The closing sale price of our common stock on the Nasdaq National Market on that date was $11.20.

(4)

On January 25, 2001, Vail Banks granted to E.B. Chester, Jr. 4,215 shares, Lisa Dillon 3,259 shares, Peter Williston 1,366 and Dan Godec 2,868 shares of restricted stock, respectively, in connection with services rendered in fiscal year 2000.  The closing sale price of our common stock on the Nasdaq National Market on that date was $10.25.

(5)

On November 19, 1999, Vail Banks granted to E.B. Chester, Jr. 18,286 shares and Lisa Dillon 10,476 shares of restricted stock, respectively. The closing sale price of our common stock on the Nasdaq National Market on that date was $10.50.  On January 24, 2000 Vail Banks granted to Dan Godec 11,810 shares of restricted stock in connection with services rendered in fiscal year 1999.  The closing sale price of our stock on the Nasdaq National Market on that date was $9.4375.

(6)

Reflects 401(k) matching contributions ($3,824 for Mr. Chester, $3,856 for Ms. Dillon, $3,210 for Mr. Williston and $3,557 for Mr. Godec) and term life insurance premiums ($1,355 for Mr. Chester, $1,124 for Ms. Dillon, $980 for Mr. Williston and $1,012 for Mr. Godec).

(7)

Reflects the 401(k) matching contributions ($2,375 for Mr. Chester, $1,969 for Ms. Dillon, $231 for Mr. Williston and $2,038 for Mr. Godec) and term life insurance premiums ($1,316 for Mr. Chester, $1,068 for Ms. Dillon).

(8)	Reflects 401(k) matching contributions ($2,500 for Mr. Chester, $2,250 for Ms. Dillon and $2,976 for Mr. Godec) and term life insurance premiums ($972 for Mr. Chester and $648 for Ms. Dillon).

            No options were exercised by executive officers during 2001.  The following chart shows the value of unexercised options held by the named executive officers:

FY-End Options

Name	Number of Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised in the Money Options at Fiscal Year End(1 Exercisable/Unexercisable
E.B. Chester, Jr.	96,655/40,155	$175,018/$61,514
Lisa M. Dillon	77,155/33,655	$158,948/$56,157
Peter G. Williston	2,500/7,500	$3,500/$10,500
Dan E. Godec	17,940/17,822	$31,980/$25,054

__________________________
(1)     Based on the closing sale price of the Common Stock on The Nasdaq Stock Market on
         December 31, 2001 - $10.90.

CERTAIN AGREEMENTS WITH EXECUTIVES

            In November 1999, Lisa Dillon and E. B. Chester, Jr. each entered into “change in control” agreements with Vail Banks.  The agreements provide for the payment of compensation and benefits in the event of a “Change in Control” (as defined in the agreements) of Vail Banks and the provision for additional benefits if the executive’s employment is terminated under certain circumstances in connection with a Change in Control.

            If a Change in Control of Vail Banks occurs, Ms. Dillon and Mr. Chester will each be entitled to receive the following benefits: (i) 200% of the executive’s then-current salary, paid in a lump sum; (ii) 200% of the incentive payment the executive would have received for the year during which the Change in Control occurs under Vail Banks’ annual incentive plan, assuming the target level of performance had been met for such year; (iii) a prorated incentive bonus for the year of the Change in Control; (iv) the amount of any annual or long-term bonus with respect to any year that has then ended which has not yet been paid; (v) an additional contribution to any deferred compensation plan based on the payments made pursuant to paragraphs (i), (ii), (iii), and (iv) above. In addition, the executive will immediately vest in all unvested employee stock options and restricted stock awards in the event of a Change in Control.  After a Change in Control, if Vail Banks terminates the executive’s employment without “cause” (as defined in the agreement) or if the executive resigns for “Good Reason” (as defined in the agreement), the executive shall be entitled to receive the following benefits:  (vi) the executive’s full base salary through the date of termination at the rate in effect at the time notice of termination is given, (vii) payment for unused vacation days, and (viii) continuation of health and life insurance coverage for two years from the date of termination.  If the payment of any such benefits would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the executive is entitled to receive a “gross-up” payment to cover the amount of the excise taxes and all other taxes on the gross-up payment.

            In July 2000, Peter Williston entered into a “change in control” agreement with Vail Banks.  The agreement has an initial term of two years and such term will be extended automatically for successive two year periods unless Vail Banks gives written notice of non-extension of the term or if Vail Banks terminates his employment for “Cause” (as defined in the agreement).

            If a Change in Control (as defined in the agreement) occurs, and Mr. Williston’s employment is terminated within 12 months of such Change in Control by Vail Banks other than for “Cause,” death or “Disability” (as defined in the agreement), or if Mr. Williston terminates his employment for “Good Reason” (as defined in the agreement) within 12 months of a Change in Control, then Mr. Williston will be entitled to a severance payment of $390,000, provided, however that such severance payment will be reduced by the amount by which the fair market value of any of Mr. Williston’s exercised or unexercised options exceeds the exercise price of any such options or by any other payments that Mr. Williston receives for the value of any of his options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            Vail Banks and its bank subsidiaries have had, and expect to have in the future, banking transactions in the ordinary course of business with, directors and officers of Vail Banks and its bank subsidiaries and their associates, including corporations in which such officers or directors are shareholders, directors and/or officers, on the same terms (including interest rates and collateral) as then prevailing at the time for comparable transactions with other persons.  Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

            The Vail Banks Board of Directors held seven meetings during 2001.

            Vail Banks’ Board of Directors has established three committees, an Audit Committee, a Compensation Committee and an Executive Committee.

            The Audit Committee presently consists of three directors, Martin T. Hart, Garner F. Hill II, and Byron A. Rose, all of whom are independent directors.  The audit committee is responsible for recommending the selection of independent auditors; meeting with the independent auditors to review the scope and results of the audit; reviewing with management and the internal auditor the system of internal control and internal audit reports; and ascertaining that any and all operational deficiencies are satisfactorily corrected.  The Audit Committee is also responsible for reviewing related party transactions and potential conflicts of interest involving officers, directors, employees or affiliates of Vail Banks.  The Audit Committee held nine meetings during 2001.

            The Compensation Committee presently consists of six directors, E.B. Chester, Lisa M. Dillon, George Gillett, Jr., S. David Gorsuch, Martin T. Hart and Robert L. Knous, Jr., of whom four are independent directors.  The Compensation Committee is responsible for determining the compensation of Vail Banks’ executive officers.  The Compensation Committee is also authorized to administer Vail Banks’ Stock Incentive Plan.  The Compensation Committee held two meetings during 2001.

            The Executive Committee presently consists of three directors, E.B. Chester, Lisa M. Dillon, and Byron A. Rose, of whom one is an independent director.  The Executive Committee is authorized to consider any matter that may be brought before a meeting of the full Board of Directors, subject to restrictions under Colorado law.   The Executive Committee held 24 meetings during 2001.

Compensation Committee Interlocks And Insider Participation

            E.B. Chester and Lisa M. Dillon are on the Compensation Committee and are also executive officers of Vail Banks.  Mr. Chester and Ms. Dillon do not participate in decisions regarding their respective compensation.

DIRECTOR COMPENSATION

            Each member of the Board of Directors is paid a $2,500 annual retainer, $200 per board meeting at which such member is in attendance, and each member, other than Mr. Chester, Ms. Dillon and Mr. Godec, receive $100 per committee meeting at which such member is in attendance.

REPORT OF COMPENSATION COMMITTEE

            This report sets forth the current strategy and components of Vail Banks’ compensation programs for its executive officers, which for fiscal year 2001 included Mr. Chester, Ms. Dillon, Mr. Williston and Mr. Godec.  This report also describes the basis on which compensation determinations were made with respect to these executive officers for the 2001 fiscal year.

The Compensation Committee

    The Compensation Committee of the Board of Directors was formed in 1995 and is comprised of six directors, four of whom are not members of management.  The Compensation Committee is responsible for the review and recommendation to the Board of Directors of the compensation of Vail Banks’ Chairman and other executive officers and of employee benefit plans.

Executive Compensation Policies

            Vail Banks’ executive compensation strategy is designed to establish a strong connection between the creation of shareholder value and the compensation earned by its executives.  The current general strategy was formulated in 1999 with the assistance of the international consulting firm of Towers Perrin.  Vail Banks’ fundamental executive compensation objectives are to:

  award compensation that will be effective in attracting, motivating and retaining key employees;

  promote the achievement of growth and operational success, including, but not limited to, maintenance of satisfactory regulatory ratings and relationships; and

  align the interest of executive officers with that of the shareholders through the use of equity compensation for the long-term benefit of shareholders.

            All executive officers participate in the same compensation programs as other employees of Vail Banks, with the only differences being the amount of compensation that is at risk, the overall magnitude of the potential awards and the performance criteria for individual officers.

            Stock Ownership by Officers and Other Employees.  Vail Banks believes that stock options and other stock incentives play an integral role in its ability to attract and retain employees and directors and to provide incentives for such persons to promote Vail Banks’ financial success.  Moreover, stock incentives benefit Vail Banks by closely aligning the interests of grantees with the interests of Vail Banks’ shareholders.  In furtherance of this policy, Vail Banks’ shareholders are being asked to ratify at the 2002 annual meeting of shareholders an amendment to the Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under the Stock Incentive Plan.

            The amount of incentives payable to executive officers is determined as a range of percentages of an individual officer’s salary.  The Committee uses a sliding scale based on the performance of Vail Banks to determine the level of incentive compensation to be received by the individual officer.

Principal Executive Compensation Elements

            Vail Banks’ executive compensation program is comprised of the following principal elements: base salaries and annual issuances of long-term stock incentives.

            Base Salary.  Salaries for executive officers are established on the basis of the qualifications and experience of the executive, the nature of the job responsibilities and the range of salaries for similar positions at peer companies.  Base salaries for executive officers tend to be below the market for similar companies, as Vail Banks’ compensation strategy is to emphasize performance-based compensation.

Base salaries may be increased periodically for officers who meet or exceed their individual performance goals.  The increases were based upon the improved performance of Vail Banks, the value created by the officers for Vail Banks and its shareholders and other successful business indicators.

            Annual Issuances of Long-Term Stock Incentives.  Vail Banks’ philosophy regarding long-term incentive compensation is to provide stock option grants upon the meeting and exceeding of certain defined quantitative and qualitative performance criteria.  Vail Banks believes that stock options and other stock incentives play an integral role in the ability of Vail Banks to attract and retain employees and directors and to provide incentives for such persons to promote the financial success of Vail Banks.  Restricted stock and stock options generally are granted pursuant to the Stock Incentive Plan.  In 2001, in recognition of meeting certain performance criteria, Vail Banks issued restricted stock as an annual bonus to the named executive officers.

The Chairman’s Compensation for Fiscal Year 2001

            Compensation decisions for Mr. Chester, as Chairman, are made under the same methodology used in determining the compensation of other executives.

            In January 2001, the Committee recommended that the Board increase Mr. Chester’s annual base salary from $203,300 to $208,000, a 2.5% increase.  The Committee made its decision based upon the significant value created by Mr. Chester’s leadership, the Company’s improved performance and other successful business indicators.

            Mr. Chester received 38,165 shares of restricted stock and was not granted options for fiscal 2001 in January 2002.

Compensation Deductibility Policy

            It is the Committee’s intention that all executive compensation be deductible under the Internal Revenue Code of 1986, as amended, including the $1 million deductibility limitation of Section 162(m).  Notwithstanding this policy, the Committee retains the right to provide non-deductible compensation if it determines that such action is in the best interests of Vail Banks and its shareholders.

Summary

            The Committee believes the executive compensation policies and programs maintained by Vail Banks and described in this report serve the interests of Vail Banks and its shareholders and that executive compensation has been strongly linked to Vail Banks’ performance and the enhancement of shareholder value.  The Committee intends to reevaluate these compensation policies from time to time, with the assistance of management and advisors, to ensure that they are appropriately configured to help continue to achieve Vail Banks’ long-term goals of performance, growth and enhancement of shareholder value.

Robert L. Knous, Jr., Chairman
E.B. Chester, Jr.
Lisa M. Dillon
George N. Gillett, Jr.
S. David Gorsuch
Martin T. Hart

REPORT OF AUDIT COMMITTEE

            Vail Banks has a standing Audit Committee.  The Board of Directors has adopted a written Statement of Delegation for the Audit Committee.  Each member of the Audit Committee is independent, as that term is defined in the listing standards of the Nasdaq National Market relating to audit committees.

Report of the Audit Committee

            To the Board of Directors of Vail Banks:

            We have reviewed and discussed with management Vail Banks’ audited financial statements as of and for the year ended December 31, 2001.

            We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

            We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committee, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

            Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Vail Banks’ Annual Report on Form 10-K for the year ended December 31, 2001.

            This report is respectfully submitted by the Audit Committee of the Board of Directors.

Garner F. Hill II, Chairman
Martin T. Hart
Byron A. Rose

STOCK PERFORMANCE GRAPH

            Set forth below is a line graph comparing the semi-annual percentage change in the cumulative total shareholder return of Vail Banks’ Common Stock against the cumulative total return of the S&P 500 Index and the SNL Southwest Bank Index for the period commencing December 18, 1998 and ending December 31, 2001.  Vail Banks will furnish, without charge, on the written request of any person who is a stockholder of record as of April 1, 2002, a list of the companies included in the SNL Southwest Bank Index.  Requests for information should be addressed to Peter G. Williston, 108 South Frontage Road West, Suite 101, Vail, CO  81657.  For purposes of constructing this line graph, the returns of each company in the SNL Southwest Bank Index have been weighted according to that issuer’s market capitalization.

INFORMATION CONCERNING VAIL BANKS’ ACCOUNTANTS

            KPMG was the principal independent public accountant for Vail Banks during the year ended December 31, 2000.  On March 8, 2001, Vail Banks informed KPMG that it would request proposals from several accounting firms, including KPMG, for audit services for the years to end December 31, 2001, 2002 and 2003.  On April 19, 2001, Vail Banks received a letter from KPMG which stated that it would not submit a proposal for future audit services and that it was resigning as Vail Banks’ independent auditors.

            During the audit of Vail Banks’ financial statements for the fiscal year ended December 31, 2000 it was determined that certain correspondent bank account transactions were not properly recorded during the third quarter of 1999.  As a result, Vail Banks took a charge of $432,000, after tax, (approximately $680,000 pre-tax) for the uncollectibility of these items and increased previously reported non-interest expense for the year ended December 31, 1999 by the same amount.  In addition, it was determined that certain correspondent bank account transactions were not properly recorded in the fourth quarter of 2000, and as a result, management increased 2000 non-interest expense by $88,000, after tax (approximately $139,000 pre-tax).  Vail Banks has corrected the internal controls that allowed those errors to remain previously undetected; however, KPMG has not performed any procedures after January 19, 2001 on the controls and therefore it cannot agree or disagree that the controls have been corrected.

            In connection with the audits of Vail Banks’ financial statements for each of the two (2) fiscal years ended December 31, 1999 and December 31, 2000, and in the subsequent interim period through January 19, 2001, there were no disagreements with KPMG on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in their report.

            The above-described audit reports of KPMG on Vail Banks’ financial statements for the past two (2) fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

            KPMG has advised Vail Banks that the unreconciled correspondent bank accounts in 1999 and 2000 are a matter which KPMG considers to be a reportable condition under standards established by the American Institute of Certified Public Accountants.  Vail Banks has authorized KPMG to respond fully to inquiries from the successor accountants with respect to such matter.

            On May 7, 2001, the Audit Committee of Vail Banks recommended that the Board of Directors approve the engagement of Dalby Wendland as independent auditors of Vail Banks.  On May 21, 2001, the Board of Directors of Vail Banks approved such engagement.

            Vail Banks is seeking the shareholders’ ratification of Dalby Wendland as Vail Banks’ auditors for fiscal year 2002.

Audit Fees

            Dalby Wendland billed Vail Banks aggregate fees of $78,782 for professional services rendered for the audit of financial statements for fiscal year 2001 and the reviews of financial statements included in Forms 10-Q filed during fiscal year 2001.

All Other Fees

            Dalby Wendland billed Vail Banks aggregate fees of $51,737 for all other services rendered to it during fiscal year 2001.  The Audit Committee has considered whether the provision of non-audit services by the independent accountants is compatible with maintaining the auditor’s independence.

SHAREHOLDER PROPOSALS

            Any proposals by shareholders intended for presentation at the 2003 annual meeting must be received by Vail Banks at its principal executive offices, attention of the Secretary, no later than December 18, 2002, in order to be included in the proxy material for that meeting.  Vail Banks must be notified of any other shareholder proposal intended to be presented for action at the meeting no later than March 3, 2003, or else proxies may be voted on such proposal at the discretion of the person or persons holding those proxies.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

            Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, each executive officer, director and beneficial owner of 10% or more of Vail Banks’ Common Stock is required to file certain forms with the Securities and Exchange Commission (“SEC”).  A report of beneficial ownership of Vail Banks’ Common Stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter.  During 2001, Mr. Knous did not timely file a Form 4 reflecting sales of stock.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

            Management of Vail Banks knows of no matters other than those stated above that are to be brought before the meeting.  If any other matters should be presented for consideration and voting, however, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of Vail Banks.

By Order of the Board of Directors, /s/ Lisa M. Dillion Lisa M. Dillon President

COMMON STOCK
OF VAIL BANKS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF
DIRECTORS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints E.B. Chester, Jr. or Lisa M. Dillon the proxy of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of VAIL BANKS, INC. to be held on May 20, 2002, and any adjournment thereof.

1.     ☐            FOR all nominees for director listed below (except as indicated to the contrary):

Kay H. Chester
James G. Flaum
Dan E. Godec
Robert L. Knous, Jr.
Byron A. Rose
Donald L. Vanderhoof

(Instruction:  To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below)

        ☐            WITHHOLD AUTHORITY to vote for all nominees listed hereon.

2.             Proposal to ratify an amendment to Vail Banks’ Amended and Restated Stock Incentive Plan (the “Plan”) to increase the number of shares of Common Stock that are available for the grant of awards under the Plan to 1,000,000 shares and to provide for certain other annual increases in available shares of Common Stock under the Plan.

             FOR       ☐         AGAINST      ☐          ABSTAIN        ☐

3.             Proposal to ratify Dalby Wendland & Co., P.C., as Vail Banks’ independent public accountants for fiscal year 2002.

             FOR       ☐         AGAINST      ☐          ABSTAIN        ☐

4.             In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY, APPROVAL OF THE AMENDMENT TO THE STOCK INCENTIVE PLAN AND RATIFICATION OF DALBY WENDLAND & CO., P.C. AS ACCOUNTANTS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

_________________________________________________

_________________________________________________

Please sign this Proxy exactly as name appears on the Proxy.

Note:  When signing as an attorney, trustee, administrator or guardian, please give your title as such.  In the case of joint tenants, each joint owner must sign.

Date:_____________________________________________